Exhibit 10.29
Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, Minnesota 55413
April 26, 2006
Mr. Daniel G. Holman
15512 Boulder Pointe Road
Eden Prairie, Minnesota 55347
     Re: Amendment to Employment and Consulting Agreement dated January 1, 2005
Dear Dan:
     In light of Sam Humphries’ resignation today as President and Chief Executive Officer of Uroplasty, I am writing to confirm the arrangements by which you have agreed to serve, in a consulting capacity, as interim President and Chief Executive Officer. This letter is intended to amend and supplement your Employment and Consulting Agreement (the “Original Agreement”). All provisions of your Original Agreement not changed by this letter continue in full force and effect. Capitalized terms not otherwise defined in this letter have the same meaning as in your Original Agreement.
     We agree as follows:
1. Consulting Duties. You are in the second year of the Term of the Original Agreement. In addition to your continuing services as a part-time consultant to us with the continuing title of Chairman, during the term of this letter agreement (the “Special Term”), you agree to serve as our Interim President and Chief Executive Officer. As such, you shall assist us with strategic planning, senior management organizational issues (including the identification and engagement of a replacement President and Chief Executive Officer), board leadership and such other matters as reasonably requested. During the Special Term, you agree to devote your full business time, attention and efforts to promote and further our business. You will faithfully adhere to, execute and fulfill all policies established by our Board of Directors.
2. Consulting Fees. During the Special Term, you will receive a special consulting fee (the “Special Consulting Fee”) in addition to the consulting fees you are already receiving pursuant to the Original Agreement. The Special Consulting Fee is $8,333.33 per month of the Special Term, payable on the first day of the month. For consulting services during the balance of April 2006, we will prorate the Special Consulting Fee payable at May 1, 2006. We will not withhold income taxes from the Special Consulting Fee payments, and you will be solely responsible for payment of all relevant income taxes.
     In addition to the Special Consulting Fee payments above, you will be entitled to a $50,000 cash bonus (the “Bonus”) upon the date that our stockholders’ equity reaches an amount at least $4,000,000 in excess of our stockholders’ equity at March 31, 2006; provided, however, that you must be providing your special consulting services pursuant to this letter through the milestone date in order to earn the Bonus. The Bonus is payable within 30 days after achievement of the milestone.
3. Modification to Non-Competition Arrangements. In consideration of this letter agreement, Section 4(a) of your Original Agreement (relating to Non-Competition and Non-Solicitation) is replaced with the following:
     (a) Basic Terms. The Executive will not, during the period the Executive provides services to the Company and for a period of one (1) year immediately following the termination of the Executive’s services to the Company for any reason whatsoever, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person, persons, entity, company, business, partnership, corporation, limited liability company or limited liability partnership of whatever nature:
     (i) engage anywhere worldwide (the “Territory”) as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative, in the development, manufacturing, licensing, marketing or distribution of products or services for the diagnosis or treatment of urinary or fecal voiding dysfunctions (the “Uroplasty Line of Business”) or in any other business in competition with the Company;
     (ii) initiate or enter into any agreement or other arrangement to develop, manufacture, license, market, distribute or acquire any technology, business or entity in the Uroplasty Line of Business, or participate in discussions or provide information relating to or in anticipation of such an agreement or arrangement;
     (iii) call upon or solicit any person who is at that time within the Territory an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;
     (iv) call upon or solicit any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer or prospective customer (such prospective status being determined by whether the Company within the prior year solicited such person or entity’s business) of the Company within the Territory for the purpose of selling products or services in the Uroplasty Line of Business or otherwise in competition with the Company within the Territory; or
     (v) call upon or solicit any prospective acquisition candidate, on the Executive’s own behalf or on behalf of any competitor, which candidate was, to the Executive’s actual knowledge after due inquiry, either called upon by the Company or for which the Company made an acquisition analysis, for the purpose of acquiring such entity or its assets.

     Notwithstanding the above, the Executive may acquire as a passive investment not more than two percent (2%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.”
4. Termination of the Special Term. Either you or we may terminate the Special Term on ten (10) days prior written notice to the other. Currently, we expect the Special Term to end upon our engagement of a replacement President and Chief Executive Officer. Upon any termination, we will pay your Special Consulting Fee as though accrued through the end of the month in which the termination occurs and your Bonus accrued through the actual date of termination. No termination of the Special Term will affect the Term of the Original Agreement.
     If this letter correctly summarizes our agreement, please so indicate by your signature below.

Very truly yours,	Agreed to and accepted:

Uroplasty, Inc.

Daniel G. Holman

By

Thomas E. Jamison, Chairman,
Compensation Committee